Elgin, Illinois                                                  Contact Person:
October 29, 2004                                                 James J. Kovac
Company Press Release                                            President
                                                                 847-741-3900


        EFC BANCORP, INC. ANNOUNCES THIRD QUARTER 2004 OPERATING RESULTS


         Barrett J. O'Connor, Chief Executive Officer of EFC Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three and nine months ended September 30, 2004 of $1.2 million and $4.7 million, respectively, compared to $1.8 million and $5.4 million for the comparable prior year periods. For the three and nine months ended September 30, 2004 basic earnings per share decreased 34.9% and 14.7% to $0.28 and $1.10, respectively, from $0.43 and $1.29 for the comparable prior year periods. In addition, for the three and nine months ended September 30, 2004 diluted earnings per share decreased 34.2% and 14.8% to $0.27 and $1.04, respectively, from $0.41 and $1.22 for the comparable prior year periods.

         Total assets at September 30, 2004 were $999.0 million, which represents an increase of $101.9 million, or 11.4%, compared to $897.1 million at December 31, 2003. The increase in total assets was primarily the result of increases in net loans receivable of $77.1 million, or 10.8%, to $794.0 million at September 30, 2004 from $716.9 million at December 31, 2003. Of this increase, $69.3 million, or 89.9%, was directly related to commercial loans, which totaled $183.6 million at September 30, 2004. In addition, cash and cash equivalents increased $11.7 million, or 53.7%, to $33.6 million at September 30, 2004 from $21.9 million at December 31, 2003, investment securities, increased $5.5 million, or 6.1%, to $96.2 million at September 30, 2004 from $90.7 million at December 31, 2003 and office properties and equipment, increased $6.0 million, or 33.9%, to $23.7 million at September 30, 2004 from $17.7 million at December 31, 2003, which is primarily due to the Company's continued branch expansion efforts. These increases were partially offset by a decrease in other assets of $2.2 million, or 78.1%, to $609,000 at September 30, 2004 from $2.8 million at December 31, 2003. The loan growth was funded by increases in deposits and borrowed money. Deposits increased $75.9 million, or 12.7%, to $672.7 million at

September 30, 2004 from $596.8 million at December 31, 2003. Borrowed money, primarily representing FHLB advances, increased $20.2 million to $232.0 million at September 30, 2004 from $211.8 million at December 31, 2003.

         Stockholders' equity increased $4.8 million to $83.2 million at September 30, 2004 from $78.4 million at December 31, 2003. The increase in stockholders' equity was primarily the result of the Company's net income for the nine months ended September 30, 2004, which was partially offset by stock repurchases, and dividends paid. As of September 30, 2004, there were 4,689,703 shares of common stock outstanding, resulting in a book value of $17.74 per share.

         Net interest income before provision for loan losses decreased by $88,000, or 1.5%, to $5.8 million for the three months ended September 30, 2004 and $407,000, or 2.2% to $17.7 million for the nine months ended September 30, 2004 as compared to the respective prior year periods. These decreases are primarily due to decreases in average yield on interest-earning assets of 40 and 67 basis points for the three and nine months ended September 30, 2004, respectively. The average yield on interest-earning assets decreased to 5.17% and 5.22% for the three and nine months ended September 30, 2004, respectively, from 5.57% and 5.89% for the comparable prior year periods. The effect of which was partially offset by increases in the average interest-earning assets of $105.6 million and $101.8 million for the comparable time periods. The increase in average interest-earning assets is the result of placing a greater emphasis on commercial loan growth. Commercial loans increased $69.3 million, or 60.6%, to $183.6 million at September 30, 2004 from $114.3 million at December 31, 2003. The decreases in the average yield on interest earning assets are due to the overall lower interest rate environment. In addition, average interest-bearing liabilities increased $107.7 million and $100.9 million for the three and nine months ended September 30, 2004, respectively, compared to the prior year periods. The average cost of interest-bearing liabilities decreased 8 basis points to 2.84% for the three months ended September 30, 2004 from 2.92% for the three months ended September 30, 2003 and 28 basis points to 2.78% for the nine months ended September 30, 2004 from 3.06% for the nine months ended September 30, 2003. Interest rate spread decreased 32 basis points to 2.33% for the three months ended September 30, 2004 from 2.65% for the three months ended September 30, 2003 and decreased 39 basis points to 2.44% for the nine months ended September 30, 2004 from 2.83% for the nine months ended September 30, 2003. In addition, net interest margin decreased 36 basis points to 2.60% for the three months ended September 30, 2004 from 2.96% for the three months ended September 30, 2003 and 45 basis points to 2.71% for the nine months ended September 30, 2004 from 3.16% for the nine months ended September 30, 2003. Management continues to monitor the net interest margin. The Bank continues to experience margin compression as a result of the recent interest rate environment. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses increased $70,000 to $210,000 for the three months ended September 30, 2004 and $87,000 to $550,000 for the nine months ended September 30, 2004, as compared to the prior year periods. The increase in the provision for loan losses is primarily due to a greater emphasis placed on commercial lending, which is generally considered to involve a higher degree of risk.

         Noninterest income decreased $193,000, or 13.0%, to $1.3 million for the three months ended September 30, 2004 from the prior year period. The decrease is primarily due to decreases of $290,000 in gain on sale of securities and $71,000 in revenues generated by Computer Dynamics Group ("CDGI"). These decreases were partially offset by increases of $222,000 in service fees, $16,000 in gain on sale of loans and $15,000 in insurance and brokerage commissions. In addition, noninterest income increased $128,000, or 3.0%, to $4.4 million for the nine months ended September 30, 2004 from the prior year period. The increase is due to increases of $525,000 in service fees, $243,000 in insurance and brokerage commissions, $149,000 in gain on sale of property, which was a building previously occupied by the Bank and $122,000 in gain on sale of loans. These increases were partially offset by decreases of $332,000 in revenues generated by CDGI and $567,000 in gain on sale of securities. The decrease in income generated by CDGI is largely due to a decrease in sales due to a weaker demand for CDGI's services.

         Noninterest expense increased by $769,000, or 16.8%, to $5.3 million for the three months ended September 30, 2004 over the comparable period in 2003. Of this increase, $424,000 was due to a non-recurring charge related to the Company's majority-owned subsidiary CDGI. The Company was informed in October of the bankruptcy filing of its minority partner in CDGI. Accordingly, a receivable from the minority owner totaling $265,000 was written-off. Additionally, upon notification of the bankruptcy, the Company recorded its investment in CDGI as a wholly-owned subsidiary, which resulted in a $159,000 charge to expense to eliminate the minority interest. In addition, expenses relating to professional audit and outsourced internal audit fees increased $59,000, advertising increased $90,000 and data processing expenses increased $65,000 from the comparable period in 2003. Noninterest expense increased by $1.3 million, or 9.5%, to $15.1 million for the nine months ended September 30, 2004 over the comparable prior year period. Of this increase, $274,000 was directly related to compensation and benefits, $156,000 was related to data processing, $168,000 was related to advertising and $162,000 was related to professional audit and outsourced internal audit fees. As previously mentioned $424,000 is related to the Company's subsidiary CDGI.

         On September 15, 2004, the Company announced an increase in its quarterly dividend to $0.1550 from $0.1525 per share. Payment of the cash dividend was made on October 12, 2004 to shareholders of record on September 30, 2004.

         On October 28, 2004 the Company's stock price closed at $25.90 per share on the American Stock Exchange. The Company's dividend yield totaled 2.39%.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $999.0 million in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains nine full service offices in Elgin and surrounding communities. A new EFS Bank office was opened in St. Charles, Illinois in September 2004.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
------------------------------------------------------------------------------------------------------------------------
                                                               September 30,    June 30,      March 31,     December 31,
                                                                    2004          2004           2004           2003
------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total assets                                                   $ 999,002       950,863        917,553        897,093
  Loans receivable, net                                            794,015       760,853        713,574        716,884
  Investment securities available-for-sale                          96,176        85,444         80,711         90,656
  Mortgage-backed securities available-for-sale                     10,878        11,841          9,157         10,165
  Deposits                                                         672,660       640,859        627,687        596,764
  FHLB Advances                                                    232,000       221,000        196,200        204,700
  Stockholders' equity                                              83,181        79,722         81,016         78,404
  Non-performing assets                                              2,548         2,543          2,614          2,767
  Non-performing loans                                               2,548         2,543          2,614          2,767
  Allowance for loan losses                                          4,286         4,079          3,893          3,755
------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                                        8.33%         8.38%          8.83%          8.74%
  Allowance for loan losses as a % of nonperforming assets          168.21%       160.40%        148.93%        135.71%
  Allowance for loan losses as a % of nonperforming loans           168.21%       160.40%        148.93%        135.71%
  Allowance for loan losses as a % of loans, net                      0.54%         0.54%          0.55%          0.52%
  Book value per share                                           $   17.74         17.13          17.61          17.07
  Market value per share                                             25.17         23.25          27.75          23.90
  Dividends per share (for the quarter ended)                       0.1550        0.1525         0.1500         0.1475
-----------------------------------------------------------------------------------------------------------------------


                                                                     Three months ended            Nine months ended
                                                                        September 30,                September 30,
                                                                  -----------------------------------------------------
                                                                     2004          2003           2004           2003
SELECTED CONSOLIDATED OPERATING DATA                              -----------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA):
  Interest income                                                 $ 11,838        11,312         34,518         34,311
  Interest expense                                                   6,004         5,390         16,803         16,189
                                                                  -----------------------------------------------------
Net interest income before provision for loan losses                 5,834         5,922         17,715         18,122
  Provision for loan losses                                            210           140            550            463
                                                                  -----------------------------------------------------
Net interest income after provision for loan losses                  5,624         5,782         17,165         17,659
  Noninterest income                                                 1,290         1,483          4,367          4,239
  Noninterest expense                                                5,345         4,566         15,073         13,771
                                                                  -----------------------------------------------------
Income before income tax expense and minority interest               1,569         2,699          6,459          8,127
  Income tax expense                                                   351           889          1,728          2,766
                                                                  -----------------------------------------------------
Income before minority interest                                      1,218         1,810          4,731          5,361
  Minority interest                                                      -            11              -             81
                                                                  -----------------------------------------------------
Net income                                                        $  1,218         1,821          4,731          5,442
                                                                  =====================================================


  Earnings per share - basic                                      $   0.28          0.43           1.10           1.29
  Earnings per share - diluted                                        0.27          0.41           1.04           1.22
-----------------------------------------------------------------------------------------------------------------------


                                                                     Three months ended            Nine months ended
                                                                        September 30,                September 30,
                                                                 -------------------------------------------------------
                                                                     2004          2003           2004           2003
                                                                 -------------------------------------------------------
SELECTED RATIOS:
  Return on average assets (1)                                      0.49%         0.83%          0.67%          0.87%
  Return on average equity (1)                                      5.99%         9.45%          7.81%          9.54%
  Noninterest expense to average total assets (1)                   2.16%         2.08%          2.12%          2.19%
  Efficiency ratio (3)                                              74.9%         61.7%          68.3%          61.6%

  Tax equivalent net interest margin:
  Interest income as stated                                      $ 11,838        11,312       $ 34,518         34,311
  Add: Tax equivalent adjustment - investments (2)                    210           195            411            607
           Tax equivalent adjustment - loans (2)                        1             1              2              3
                                                                 ---------       -------      ---------        -------
  Tax equivalent interest income                                 $ 12,049        11,508       $ 34,931         34,921
                                                                 =========       =======      =========        =======

  Net interest margin without tax adjustment (1)                     2.51%         2.87%          2.65%          3.06%
  Net interest margin - tax equivalent (1)(2)                        2.60%         2.96%          2.71%          3.16%
  Yield on interest-earning assets without tax adjustment (1)        5.08%         5.48%          5.16%          5.78%
  Yield on interest-earning assets  - tax equivalent (1)(2)          5.17%         5.57%          5.22%          5.89%
  Yield on interest-bearing liabilities (1)                          2.84%         2.92%          2.78%          3.06%
  Interest rate spread without tax adjustment (1)                    2.24%         2.56%          2.38%          2.72%
  Interest rate spread  - tax equivalent (1)(2)                      2.33%         2.65%          2.44%          2.83%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):
                                                                 Three months ended              Nine months ended
                                                                   September 30,                    September 30,
                                                                -------------------------------------------------------
                                                                     2004          2003           2004           2003
                                                                -------------------------------------------------------
  Total assets                                                   $ 989,629       877,360      $ 947,572        837,236
  Mortgage receivable, net                                         579,520       559,186        571,123        540,907
  Other loans, net                                                 211,637       126,390        184,574        109,193
  Total deposits                                                   619,540       546,840        596,425        521,072
  Borrowings                                                       225,333       190,367        209,900        184,367
  Stockholders' equity                                              81,330        77,106         80,724         76,032

  (1)  Annualized.
  (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

-----------------------------------------------------------------------------------------------------------------------